AGREEMENT AND PLAN OF MERGER


                                 By and Among


                          CHARTER ONE FINANCIAL, INC.


                        CITIZENS FINANCIAL GROUP, INC.


                          CARDINAL ACQUISITION CORP.


           and, solely with respect to Article 11 of this Agreement,


                     THE ROYAL BANK OF SCOTLAND GROUP PLC


                            dated as of May 4, 2004

                                   TABLE OF CONTENTS1

                                                                           Page

                                   ARTICLE 1
                                  DEFINITIONS

Section 1.01.  Definitions...................................................1
Section 1.02.  Other Definitional and Interpretative Provisions..............6

                                   ARTICLE 2
                                  THE MERGER

Section 2.01.  The Merger....................................................7
Section 2.02.  Consummation..................................................7
Section 2.03.  Conversion of Shares..........................................7
Section 2.04.  Surrender and Payment.........................................8
Section 2.05.  Company Equity Compensation Plans; Surrender of Company
               Common Stock by Executive Officers and Directors.............10
Section 2.06.  Dissenters' Rights...........................................11
Section 2.07.  Adjustments..................................................11
Section 2.08.  Withholding Rights...........................................11
Section 2.09.  Lost Certificates............................................11

                                   ARTICLE 3
                           THE SURVIVING CORPORATION

Section 3.01.  Alternative Transaction Structures...........................12
Section 3.02.  Certificate of Incorporation.................................12
Section 3.03.  Bylaws.......................................................12
Section 3.04.  Directors and Officers.......................................12

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.01.  Corporate Existence and Power................................13
Section 4.02.  Corporate Authorization......................................13
Section 4.03.  Governmental Authorization...................................14
Section 4.04.  Non-contravention............................................14
Section 4.05.  Capitalization...............................................15
Section 4.06.  Subsidiaries.................................................15
Section 4.07.  SEC Filings; Financial Statements............................16
Section 4.08.  Disclosure Documents.........................................18

------------------------
1 The Table of Contents is not a part of this Agreement.

Section 4.09.  Absence of Certain Changes...................................18
Section 4.10 . Litigation and Liabilities...................................19
Section 4.11.  Compliance with Laws and Court Orders; Reporting
               Requirements.................................................19
Section 4.12.  Bank Capitalization..........................................21
Section 4.13.  Material Contracts...........................................21
Section 4.14.  Fees.........................................................21
Section 4.15.  Opinion of Financial Advisor.................................21
Section 4.16.  Taxes........................................................22
Section 4.17.  Intellectual Property........................................23
Section 4.18.  Personnel Matters............................................23
Section 4.19.  Environmental Matters........................................26
Section 4.20.  Property and Leases..........................................27
Section 4.21.  Derivative Transactions......................................27
Section 4.22.  Broker/Dealer Status.........................................28
Section 4.23.  Antitakeover Statutes and Rights Agreement...................28

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF BUYER

Section 5.01.  Corporate Existence and Power................................29
Section 5.02.  Corporate Authorization......................................29
Section 5.03.  Governmental Authorization...................................30
Section 5.04.  Non-contravention............................................30
Section 5.05.  SEC Reports; Financial Statements............................31
Section 5.06.  Disclosure Documents.........................................32
Section 5.07.  Compliance with Laws and Court Orders........................32
Section 5.08.  Litigation...................................................32
Section 5.09.  Finder' Fees................................................33
Section 5.10.  Financing....................................................33

                                   ARTICLE 6
                           COVENANTS OF THE COMPANY

Section 6.01.  Conduct of the Company.......................................33
Section 6.02.  Stockholder Meeting; Proxy Material..........................37
Section 6.03.  Access to Information........................................37
Section 6.04.  Acquisition Proposals........................................38
Section 6.05.  Transition Committee.........................................40
Section 6.06.  Control of Other Party's Business............................40
Section 6.07.  ALCO Management..............................................41
Section 6.08.  Branch Incentive Plan; Other Products........................41
Section 6.09.  Charitable Contributions.....................................41



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


                                   ARTICLE 7
                              COVENANTS OF BUYER

Section 7.01.  Obligations of Merger Subsidiary.............................42
Section 7.02.  Director and Officer Liability...............................42
Section 7.03.  Benefit Plans................................................43
Section 7.04.  Conduct of Buyer and Merger Subsidiary.......................45

                                   ARTICLE 8
                      COVENANTS OF BUYER AND THE COMPANY

Section 8.01.  Reasonable Best Efforts......................................45
Section 8.02.  Preparation of Company Proxy Statement.......................46
Section 8.03.  Public Announcements.........................................47
Section 8.04.  Further Assurances...........................................47
Section 8.05.  Notices of Certain Events....................................47

                                   ARTICLE 9
                           CONDITIONS TO THE MERGER

Section 9.01.  Conditions to Obligations of Each Party......................48
Section 9.02.  Conditions to the Obligations of Buyer
               and Merger Subsidiary........................................48
Section 9.03.  Conditions to the Obligations of the Company.................49

                                  ARTICLE 10
                                  TERMINATION

Section 10.01.  Termination.................................................49
Section 10.02.  Effect of Termination.......................................51

                                  ARTICLE 11
                                 MISCELLANEOUS

Section 11.01.  Notices.....................................................51
Section 11.02.  Survival of Representations and Warranties..................53
Section 11.03.  Amendments and Waivers......................................53
Section 11.04.  Expenses....................................................54
Section 11.05.  Binding Effect; Benefit; Third Party Beneficiaries;
                Assignment..................................................55
Section 11.06.  Governing Law...............................................55
Section 11.07.  Jurisdiction................................................55
Section 11.08.  WAIVER OF JURY TRIAL........................................56
Section 11.09.  Counterparts; Effectiveness.................................56
Section 11.10.  Entire Agreement; Interpretation............................56
Section 11.11.  Severability................................................57
Section 11.12.  Specific Performance........................................57
Section 11.13.  Liability for Payment of Merger Consideration...............57



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


SCHEDULES

Company Disclosure Schedule

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of May 4, 2004 among Charter One Financial, Inc., a Delaware corporation (the "COMPANY"), Citizens Financial Group, Inc., a Delaware corporation ("BUYER"), Cardinal Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Buyer ("MERGER SUBSIDIARY"), and, solely with respect to Article 11 of this Agreement, The Royal Bank of Scotland Group PLC, a public limited liability company incorporated under the laws of Scotland and indirect parent of Buyer ("HOLDINGS").

     WHEREAS, the respective Boards of Directors of Buyer, Merger Subsidiary and the Company have approved this Agreement and the Merger (as defined below) and deem it advisable and in the best interests of their respective stockholders to consummate the Merger on the terms and conditions set forth herein;

      WHEREAS, Buyer, Merger Subsidiary and the Company desire to make those representations, warranties, covenants and agreements specified herein in connection with this Agreement;

      WHEREAS, Holdings has agreed, pursuant to Section 11.13 hereof, to be jointly and severally liable for the payment of the Merger Consideration (as defined below) and any payment obligation arising from certain breaches of this Agreement by Buyer and Merger Subsidiary; and

      WHEREAS, prior to the execution and delivery of this Agreement, the Board of Directors of the Company has duly amended the Amended and Restated Stockholder Protection Rights Agreement dated as of October 20, 1999 between the Company and BankBoston, N.A., as Rights Agent (the "RIGHTS AGREEMENT") to provide that (i) the entry into by Buyer, Merger Subsidiary and the Company of this Agreement and (ii) the acquisition of Company Common Stock by Buyer or Merger Subsidiary pursuant to the Merger will not constitute or cause to occur a "Flip-over Transaction or Event", "Flip-in Date", "Separation Time" or "Stock Acquisition Date", or cause Buyer or Merger Subsidiary to be an "Acquiring Person", pursuant to the Rights Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     Section 1.01. DEFINITIONS. (a) The following terms, as used herein, have the following meanings:

     "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

      "AGREEMENT" means this Agreement and Plan of Merger, together with the Company Disclosure Schedule and the Buyer Disclosure Schedule.

      "BANK REGULATOR" shall mean any pertinent federal or state Governmental Authority charged with the supervision of banks, thrifts or bank or financial holding companies or engaged in the insurance of bank deposits.

      "BHC ACT" means the Bank Holding Company Act of 1956.

      "BUSINESS DAY" means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York or London, England are authorized or required by law to close.

      "BUYER MATERIAL ADVERSE EFFECT" means a material adverse effect on the ability of Buyer or Merger Subsidiary to timely consummate the Merger and the transactions contemplated by this Agreement.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "COMPANY BALANCE SHEET" means the consolidated balance sheet of the Company as of December 31, 2003 and the footnotes thereto set forth in the Company 10-K.

      "COMPANY BALANCE SHEET DATE" means December 31, 2003.

      "COMPANY COMMON STOCK" means the common stock, $0.01 par value, of the Company.

      "COMPANY EQUITY COMPENSATION PLAN" means any equity or equity-based compensation plan under which directors, employees, independent contractors or other service providers to the Company and its Affiliates may purchase or otherwise acquire shares of Company Common Stock or receive awards that are based on or may be settled in shares of Company Common Stock.

      "COMPANY INTELLECTUAL PROPERTY RIGHTS" means all material Intellectual Property Rights owned or licensed and used or held for use by the Company or any of its Subsidiaries.

      "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole (PROVIDED, HOWEVER, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (a) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (b) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Authorities, (c) actions or omissions of the Company or any of its Subsidiaries taken with the prior written consent of Buyer or expressly required hereunder, (d) changes, after the date hereof, in general economic or market conditions affecting banks or their holding companies generally or (e) the public disclosure of the transactions contemplated by this Agreement), or (ii) the ability of the Company to timely consummate the transactions contemplated by this Agreement.

      "COMPANY PREFERRED STOCK" means the preferred stock, $0.01 par value, of the Company.

      "COMPANY 10-K" means the Company's annual report on Form 10-K for the fiscal year ended December 31, 2003.

      "DELAWARE LAW" means the General Corporation Law of the State of
Delaware.

      "DISSENTING SHAREHOLDERS" means shareholders exercising appraisal rights pursuant to Section 262 of the Delaware Law.

      "EMPLOYEE PLAN" means any (i) "employee benefit plan", as defined in
Section 3(3) of ERISA; (ii) any employment, consultancy, severance or similar service agreement, plan, arrangement or policy; or (iii) any other plan or arrangement providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, workers' compensation, supplemental unemployment benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits); in each case which is sponsored, maintained, administered, contributed to by the Company or any Affiliate and covers any current or former employee, director or independent contractor of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries.

      "ENVIRONMENTAL LAWS" means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any Governmental Authority or other third party, relating to human health and safety (as affected by the environment or natural resources), the environment, pollutants, contaminants (including mold or other fungal contaminants), wastes or chemicals or to any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

      "ENVIRONMENTAL PERMITS" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any Subsidiary as currently conducted.

      "ERISA" means the Employee Retirement Income Security Act of 1974.

      "ERISA AFFILIATE" with respect to the Company means any other entity that, together with the Company, would be treated as a single employer under
Section 414 of the Code.

      "FDIC" means the Federal Deposit Insurance Corporation.

      "FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System.

      "HOLDINGS 20-F" means Holdings' annual report on Form 20-F for the fiscal year ended December 31, 2003.

      "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

      "INTELLECTUAL PROPERTY RIGHTS" means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

      "JOINT VENTURE" means any Person which is not a Subsidiary of the Company and in which (i) the Company, directly or indirectly, owns or controls any shares of any class of the outstanding voting securities or other equity interests, including without limitation, an equity investment, as such term as of the date hereof is defined in the Federal Deposit Insurance Corporation's rules and regulations at 12 C.F.R. Section 362.2(g), of 5% or more or (ii) the Company or one of its Subsidiaries is a general partner.

      "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

      "1933 ACT" means the Securities Act of 1933.

      "1934 ACT" means the Securities Exchange Act of 1934.
      "OCC" means the Office of the Comptroller of Currency.

      "OFFICER" of any Person means any executive officer of such Person within the meaning of Rule 3b-7 of the 1934 Act.

      "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      "RIGHTS" has the meaning given to such term in the Rights Agreement.

      "SEC" means the Securities and Exchange Commission.

      "SUBSIDIARY" means, with respect to any Person, any entity of which (i) if a corporation, securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person or (ii) if a limited liability company, partnership, association or other business entity, a majority of the membership, partnership or other ownership interests thereof are at the time directly or indirectly owned by such Person.

      "THIRD PARTY" means any Person other than Buyer or any of its Affiliates.

      "WARN ACT" means the Worker Adjustment and Retraining Notification Act.

      Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

     (b) Each of the following terms is defined in the Section set forth opposite such term:


      TERM                             SECTION
      Acquisition Proposal.............  6.04
      Bankruptcy and Equity Exception..  4.02
      Benefits Transition Date.........  7.03
      Branch Incentive Plan............  6.09
      Buyer Disclosure Schedule........Article 5
      Certificates.....................  2.04
      Closing..........................  2.02
      Company Disclosure Schedule......Article 4
      Company DRIP.....................  2.05
      Company Options..................  2.05
      Company Proxy Statement..........  4.08
      Company SEC Documents............  4.07
      Company Securities...............  4.05
      Company Stockholder Meeting......  6.02
      Company Subsidiary Securities....  4.06


      TERM                             SECTION
      Company Units....................  2.05
      Confidentiality Agreement........  6.03
      Covered Employees................  7.03
      Dissenting Shares................  2.03
      Effective Time...................  2.01
      End Date......................... 10.01
      Exchange Agent...................  2.04
      Expenses......................... 11.04
      Finance Laws.....................  4.11
      GAAP.............................  4.07
      Governmental Authority...........  4.03
      Holdings.........................Recitals
      Indemnified Person...............  7.02
      Material Contract................  4.13
      Merger...........................  2.01
      Merger Consideration.............  2.03
      Permits..........................  4.01
      Regulatory Applications..........  4.03
      Representatives..................  6.04
      Rights Agreement.................Recitals
      Significant Stockholders.........Recitals
      Surviving Corporation............  2.01
      Tax Return.......................  4.16
      Tax..............................  4.16
      Taxing Authority.................  4.16
      Termination Fee.................. 11.04
      Transaction Agreements........... 11.10
      Transition Committee.............  6.06
      Trust Shares.....................  2.03
      United States Bank...............  2.04

     Section 1.02. OTHER DEFINITIONAL AND INTERPRETATIVE PROVISIONS. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one Person are joint and several. The words "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words

"include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

                                   ARTICLE 2
                                  THE MERGER

     Section 2.01. THE MERGER. (a) At the Effective Time, Merger Subsidiary shall be merged (the "MERGER") with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION").

     (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article 9, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the "EFFECTIVE TIME") as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

     Section 2.02. CONSUMMATION. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 10.01, the consummation of the Merger (the "Closing") shall take place at 10:00 a.m., New York City time, at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than three Business Days, after satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied at Closing, but subject to satisfaction or waiver of those conditions), or at such other time or place as Buyer and the Company may agree in writing.

     Section 2.03. CONVERSION OF SHARES. At the Effective Time:

     (a) each share of Company Common Stock (i) held by the Company as treasury stock or (ii) owned by Buyer or any Subsidiary of Buyer, in each case, immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; PROVIDED that any shares of Company Common Stock
(A) held by Buyer or any of its Subsidiaries in connection with any market making or proprietary trading activity or for the account of clients, customers or other Persons, (B) as to which Buyer or any of its Subsidiaries is or may be required to act as a fiduciary or in a similar capacity, (C) shares held by Buyer or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares in clauses (A), (B) or (C), "TRUST SHARES") or (D) the cancellation of which would violate any legal duties or obligations of Buyer or any of its Subsidiaries, in each case, shall not be cancelled but, instead, shall be treated as set forth in Section 2.03(c) below;

     (b) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

     (c) except as otherwise provided in this Section 2.03 or as provided in
Section 2.05 with respect to shares of Company Common Stock as to which appraisal rights have been exercised, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive in cash from Buyer an amount equal to $44.50, without interest (the "MERGER CONSIDERATION").

     Section 2.04. SURRENDER AND PAYMENT. Prior to the Effective Time, Buyer shall appoint an agent, reasonably satisfactory to the Company (the "EXCHANGE AGENT") for the purpose of exchanging for the Merger Consideration certificates representing shares of Company Common Stock (the "CERTIFICATES"). Prior to the Effective Time, Buyer shall deposit or cause to be deposited with the Exchange Agent in a separate fund established for the benefit of the holders of shares of Company Common Stock, cash sufficient to pay the aggregate Merger Consideration required to be paid for all of the Certificates at the Effective Time. Any cash deposited with the Exchange Agent shall not be used for any purpose other than as set forth in this Article 2 and shall be invested by the Exchange Agent as directed by Buyer or the Surviving Corporation in: (A) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining term at the time of acquisition thereof not in excess of 90 days, (B) money market accounts or certificates of deposit maturing within 90 days of the acquisition thereof and issued by a bank or trust company organized under the laws of the United States of America or a State thereof having a combined capital surplus in excess of $500,000,000 (a "UNITED STATES BANK"), (C) commercial paper issued by a domestic corporation and given a rating of no lower than A1 by Standard & Poor's Corporation and P1 by Moody's Investors Service, Inc. with a remaining term at the time of acquisition thereof not in excess of 90 days or (D) demand deposits with any United States Bank. The earnings and interest thereon shall be paid to Buyer or as Buyer directs. Promptly after the Effective Time (but in no event later than seven Business Days after the Effective Time), Buyer shall send, or shall cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

     (b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration in respect of the Company Common Stock represented by each such Certificate. Until so surrendered or transferred, as the case may be, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of Company Common Stock six months after the Effective Time shall be returned to Buyer, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, Buyer shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable law, the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

     Section 2.05. COMPANY EQUITY COMPENSATION PLANS; SURRENDER OF COMPANY COMMON STOCK BY EXECUTIVE OFFICERS AND DIRECTORS. (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock which the Company is obligated to honor, whether through the issuance of shares of Company Common Stock or otherwise, granted under a Company Equity Compensation Plan (each, a "COMPANY OPTION"), shall be cancelled and the Company shall pay each holder thereof at or promptly after the Effective Time (but in no event later than seven Business Days after the Effective Time) for each such Company Option cancelled an amount in cash (without interest) determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Option by (ii) the number of shares of Company Common Stock subject thereto immediately prior to the Effective Time. In connection therewith, the Company shall provide written notice to each holder of a then outstanding Company Option (whether or not such Company Option is then vested or exercisable), that (A) such Company Option shall be, as at the date of such notice, exercisable in full, (B) such Company Option shall terminate at the Effective Time and (C) if such Company Option is not exercised or otherwise terminated on or before the fifth Business Day prior to the Effective Time, such Company Option shall be treated as set forth in the immediately preceding sentence. Immediately prior to the Effective Time, all outstanding compensatory Company Common Stock units granted under a Company Equity Compensation Plan (collectively, "COMPANY UNITS"), including the 2004 Senior Executive Stock Unit Deferred Compensation Plan and the Stock Deferred Compensation Plan, shall become fully vested and cease to be subject to any risk of forfeiture or restriction on transferability. At the Effective Time, each Company Unit shall be cancelled, and the Company shall pay each holder thereof at or promptly after the Effective Time (but in no event later than seven Business Days after the Effective Time) for each such Company Unit cancelled an amount in cash (without interest) determined by multiplying (i) the Merger Consideration by (ii) the number of shares of Company Common Stock subject thereto immediately prior to the Effective Time.

     (b) The Company has taken all action as is necessary to provide that (i) from and after the date of this Agreement, no new participants shall be permitted to enroll in the Company's automatic dividend reinvestment plan (the "Company DRIP") and the Company shall direct BankBoston N.A., as transfer agent under the Company DRIP, to stop accepting Authorization Cards (as described in the Company DRIP) and (ii) no later than three Business Days prior to the date on which the Effective Time occurs, no further shares of Company Common Stock will be purchased under the Company DRIP. Immediately prior to the Effective Time and subject to the consummation of the Merger, the Company shall terminate the Company DRIP.

     (c) Prior to the Effective Time, the Company shall adopt such resolutions that are necessary to give effect to the transactions contemplated by this
Section 2.05.

     (d) The board of directors of the Company shall adopt such resolutions necessary to provide that the surrender of any Company Common Stock, Company Options and Company Units by each officer and director of the Company who is subject to Section 16 of the 1934 Act shall be an exempt transaction pursuant to Rule 16b-3 under the 1934 Act.

     Section 2.06. DISSENTERS' RIGHTS. Notwithstanding anything in this Agreement to the contrary, if any Dissenting Shareholder shall demand to be paid the "fair value" of such holder's shares of Company Common Stock, as provided in
Section 262 of the Delaware Law, such shares shall not be converted into or exchangeable for the right to receive the Merger Consideration except as provided in this Section 2.06, and the Company shall give Buyer notice thereof and Buyer shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Buyer, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of Company Common Stock held by such Dissenting Shareholder shall thereupon be treated as though such shares had been converted into the Merger Consideration pursuant to Section 2.03.

     Section 2.07. ADJUSTMENTS. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange, subdivision or readjustment of shares, or any stock dividend thereon with a record date during such period or issuer tender or exchange offer or other similar transaction, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

     Section 2.08. WITHHOLDING RIGHTS. Each of the Surviving Corporation and Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Buyer, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Options or Company Units in respect of which the Surviving Corporation or Buyer, as the case may be, made such deduction and withholding.

     Section 2.09. LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this
Article 2.

                                   ARTICLE 3
                           THE SURVIVING CORPORATION

     Section 3.01. ALTERNATIVE TRANSACTION STRUCTURES. Notwithstanding anything that may be deemed to be to the contrary contained herein, at its election, Buyer may change, and the Company shall cooperate in such efforts (including, without limitation, by entering into an appropriate amendment to this Agreement), the method of effecting the combination with the Company, including to provide for a merger of the Company into Buyer or any Subsidiary of Buyer or to substitute any of Buyer's direct or indirect wholly owned Subsidiaries of Buyer or Merger Subsidiary organized under the laws of Delaware as a constituent corporation in the Merger; PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of shares of Company Common Stock as provided for in this Agreement, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement or (iii) otherwise adversely affect the stockholders of the Company.

     Section 3.02. CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Delaware Law.

     Section 3.03. BYLAWS. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Delaware Law.

     Section 3.04. DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the Disclosure Schedule (subject to Section 11.10(c)) delivered by the Company to Buyer contemporaneously with the execution and delivery of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), the Company represents and warrants to Buyer that:

     Section 4.01. CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals (collectively, "Permits") required to carry on its business as now conducted, except for those Permits the absence of which would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly registered as a financial holding company under the BHC Act. The Company has heretofore made available to Buyer true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

     Section 4.02. CORPORATE AUTHORIZATION. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the required approval of the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "BANKRUPTCY AND EQUITY EXCEPTION").

     (b) At a meeting duly called and held on May 4, 2004, the Company's Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company's stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby, (ii) approved and adopted an amendment to the Rights Agreement to render the Rights inapplicable to the Merger, this Agreement and the transactions contemplated hereby, (iii) unanimously resolved to recommend approval and adoption of this Agreement by its stockholders and (iv) directed that this Agreement be submitted to the Company's stockholders for their adoption.

     Section 4.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official, authority or instrumentality (each, a "GOVERNMENTAL AUTHORITY"), domestic, foreign or supranational, other than (i) the filing of a certificate of merger with respect to the Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing of an application by Buyer with the Massachusetts Board of Bank Incorporation (and, in connection with such application, an application with the Massachusetts Housing Partnership Fund), an application by Buyer on Form FR Y-3 with the Federal Reserve Board and the other filings and actions listed in Section 4.03 of the Company Disclosure Schedule (together, the "REGULATORY APPLICATIONS"), (iii) compliance with any applicable requirements of the HSR Act, (iv) compliance with any applicable requirements of the 1934 Act, and any other applicable securities laws, whether state or foreign, and (v) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals from any Governmental Authority required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

     Section 4.04. NON-CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, or decree applicable to the Company or any of its Subsidiaries, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause
(ii) and for such
failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses
(iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 4.05. CAPITALIZATION. (a) The authorized capital stock of the Company consists of 360,000,000 shares of Company Common Stock and 20,000,000 shares of Company Preferred Stock. As of the close of business on May 3, 2004, there were outstanding 223,800,732 shares of Company Common Stock, no shares of Company Preferred Stock, compensatory stock options to purchase an aggregate of 26,617,611 shares of Company Common Stock (of which options to purchase an aggregate of 13,785,100 shares of Company Common Stock were vested) and compensatory units with respect to 365,013 shares of Company Common Stock (of which, no units with respect to shares of Company Common Stock were vested). The Company has no shares of capital stock reserved for issuance, except that, as of May 3, 2004, there were 3,600,000 shares of Company Preferred Stock reserved for issuance pursuant to the Rights Agreement, and 31,139,413 shares of Company Common Stock reserved for issuance pursuant to the Company Equity Compensation Plans. A true and complete copy of the Rights Agreement as in effect as of the date hereof has been made available to Buyer. Section 4.05 of the Company Disclosure Schedule contains a true and complete list as of May 3, 2004 of the number of outstanding Company Options, the exercise price of all Company Options and number of shares of Company Common Stock issuable at such exercise price. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Company Equity Compensation Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Subsidiary of the Company owns any shares of capital stock of the Company, other than shares held in a trust or fiduciary capacity or Trust Shares.

     (b) Except as set forth in this Section 4.05 and for changes since May 3 2004 resulting from the exercise of employee stock options outstanding on such date or the distribution of shares in satisfaction of Company Units outstanding on such date, there are no outstanding shares of capital stock or voting securities of the Company, securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or options or other rights (other than the Rights) to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

     Section 4.06. SUBSIDIARIES. Each Subsidiary of the Company is a corporation, limited liability company or similar corporate entity duly incorporated, validly existing and in good standing (where such concept exists) under the laws of its jurisdiction of incorporation, has all corporate powers and all Permits required to carry on its business as now conducted, except for those Permits the absence of which would not have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Company Material Adverse Effect. All material Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in the Company 10-K and all Joint Ventures are identified in Schedule
4.06 of the Company Disclosure Schedule.

     (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company and each Joint Venture, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "COMPANY SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

     Section 4.07. SEC FILINGS; FINANCIAL STATEMENTS. (a) The Company has made available to Buyer (i) the Company's annual reports on Form 10-K for its fiscal years ended December 31, 2003, 2002 and 2001, (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 2003, and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2003 (the documents referred to in this Section 4.07(a), collectively, the "COMPANY SEC DOCUMENTS"). The Company has filed all reports, schedules, forms, statements and other documents (including exhibits, material agreements and other information incorporated therein) required to be filed by the Company with the SEC since December 31, 2002.

     (b) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

     (c) As of its filing date (or, if amended or superceded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     (e) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) filed prior to the date of this Agreement fairly presents, and, if filed after the date of this Agreement, will fairly present, the consolidated financial position of the Company and its consolidated Subsidiaries, as of its date, and each of the consolidated statements of operations, cash flows and of changes in shareholders' equity included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) fairly presents, and, if filed after the date of this Agreement, will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments in amounts materially consistent with past experience), in each case in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

     (f) The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     (g) The management of the Company has (x) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the 1934 Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (y) has disclosed, based on its most recent evaluation, to the Company's outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the 1934 Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. A summary of any of those disclosures made by management to the Company's auditors and audit committee is set forth in Section 4.07(f) of the Company Disclosure Schedule.

     (h) Since July 30, 2002,(x) through the date hereof, neither the Company nor any of its Subsidiaries nor, to the knowledge of the officers of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and
(y) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

     Section 4.08. DISCLOSURE DOCUMENTS. The proxy or information statement of the Company to be filed with the SEC in connection with the Merger (the "COMPANY PROXY STATEMENT") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.08 will not apply to statements or omissions included in the Company Proxy Statement based upon information relating to Buyer or its Affiliates furnished to the Company in writing by Buyer or its Affiliates specifically for use therein.

     Section 4.09. ABSENCE OF CERTAIN CHANGES. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

     (a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

     (b) any action taken by the Company or any of its Subsidiaries from the Company Balance Sheet Date through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.01.

     Section 4.10. LITIGATION AND LIABILITIES. (a) There are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of the Company, threatened against the Company or any of its Subsidiaries or Affiliates, or (ii) litigations, arbitrations, investigations or other proceedings, or injunctions or final judgments relating thereto, pending or, to the knowledge of the officers of the Company, threatened against the Company or any of its Subsidiaries or Affiliates before any Governmental Authority, including, without limitation, the Federal Reserve Board, the OCC or the FDIC, except in the case of either clause (i) or (ii), for those that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company, any of its Subsidiaries or any of its Affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) There are no liabilities or obligations of the Company or any Subsidiary of the Company, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances that would reasonably be expected to result in any obligations or liabilities of, the Company or any of its Subsidiaries, other than:

          (i) liabilities or obligations to the extent reflected or fully reserved against on the Company Balance Sheet or reasonably apparent in the notes thereto;

          (ii) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date; or

          (iii) liabilities or obligations that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect.

     Section 4.11. COMPLIANCE WITH LAWS AND COURT ORDERS; REPORTING REQUIREMENTS. (a) The Company and each of its Subsidiaries (i) is and has been in compliance with the terms of the Permits required to carry on its business as now conducted and (ii) is and has been in compliance with, and to the knowledge of the officers of the Company is not under investigation with respect to and has not been threatened in writing or, to the knowledge of the officers of the Company, otherwise been threatened, to be charged with or given written notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree (including, but not limited to, the USA PATRIOT Act of 2001), in each case, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since December 31, 2000, the Company and its Subsidiaries have timely filed all material reports required to be filed with (i) the Federal Reserve Board, (ii) the OCC, (iii) the FDIC and
(iv) any other Bank Regulator.

     (b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of the Company, any of its Subsidiaries, or any director, officer or employee of the Company or any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect and, except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

     (c) Except for normal periodic examinations conducted by a Bank Regulator in the regular course of the business of the Company and its Subsidiaries, since December 31, 2000, no Bank Regulator has initiated any proceeding or, to the knowledge of the officers of the Company, investigation into any part of the business or operations of the Company or any of its Subsidiaries.

     (d) The business and operations of the Company and of each of the Company's Subsidiaries through which the Company conducts its finance activities (including mortgage banking and mortgage lending activities and consumer finance activities, which consumer finance activities include direct and indirect automobile lending, banking, home equity operations and consumer financial services (together, the "COMPANY FINANCE SUBSIDIARIES")), have been conducted in compliance with all applicable statutes and regulations regulating the business of consumer lending, including state usury laws, the Truth in Lending Act, Real Estate Settlement Procedures Act of 1974, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act and other federal, state, local and foreign laws regulating lending ("FINANCE LAWS"), and have complied with all applicable collection practices in seeking payment under any loan or credit extension of such Company Finance Subsidiaries except, in each case, for such failures to comply as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. In addition, there is no pending or, to the knowledge of the officers of the Company, threatened charge by any

Governmental Authority that any of the Company Finance Subsidiaries has violated, nor any pending or, to the knowledge of the officers of the Company, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws where such violations would, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     Section 4.12. BANK CAPITALIZATION. Each depository institution that is a Subsidiary of the Company is "well capitalized", as such term is defined in the rules and regulations promulgated by the OCC. Each depository institution that is a Subsidiary of the Company has received at least a "satisfactory" rating under the Community Reinvestment Act at its most recent examination. The Company is "well capitalized" as such term is defined in the Federal Reserve Board's Regulation Y.

     Section 4.13. MATERIAL CONTRACTS. Each contract requiring aggregate annual payments to be made to or by the Company in excess of $500,000 and each other "material contract" (as defined in Item 601(b)(10) of Regulation S-K under the 1933 Act), in each case, to which the Company or one of its Subsidiaries is a party (each such contract, a "MATERIAL CONTRACT") is a valid, binding and enforceable obligation of the Company or its Subsidiary, as the case may be, and is in full force and effect, except where the failure to be valid, binding and enforceable and in full force and effect would not reasonably be expected to have a Company Material Adverse Effect. None of the Company nor any of its Subsidiaries is (i) in default or violation of any term, condition or provision of any Material Contract, except for any defaults or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) party to, or bound by, any agreement or arrangement (including any agreement with any Bank Regulator) that (x) expressly limits or otherwise restricts the ability of the Company or such Subsidiary to compete in, or conduct, any line of business or to compete with any Person, in each case in any geographic area or during any period of time, in any material respect, or (y) adversely affects, in any material respect, the conduct of the Company's and its Subsidiaries' business, taken as a whole, as currently conducted.

     Section 4.14. FEES. Except for Lehman Brothers Inc., a copy of whose engagement agreement has been provided to Buyer (the "ENGAGEMENT LETTER"), there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement. The Engagement Letter has not been amended, and will not be amended, without the prior consent of Buyer. The estimated fees and expenses of Lehman Brothers Inc. and legal counsel to the Company have been disclosed in writing to Buyer.

     Section 4.15. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Lehman Brothers Inc., financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company's stockholders from a financial point of view.

     Section 4.16. TAXES. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

          (i) all Tax Returns of the Company or any of its Subsidiaries required to be filed on or before the date hereof (taking into account any applicable extensions) have been filed when due in accordance with all applicable laws, and all such Tax Returns are, or shall be at the time of filing, true and complete;

          (ii) the Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable (including applicable employee payroll Taxes), or, where payment is not yet due or where such Taxes are being challenged in good faith, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books;

          (iii) the income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 1999 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired;

          (iv) there is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset;

          (v) none of the Company or any of its Subsidiaries has any liability for Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract, or otherwise; and

          (vi) the Company and its Subsidiaries are not bound by any Tax sharing or Tax allocation agreement or arrangement (other than any such agreement or arrangement solely between the Company and its Subsidiaries).

     (b) During the three-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

     (c) Schedule 4.16(c) contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files income or franchise Tax Returns.

     (d) "TAX" means any tax or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax (a "TAXING AUTHORITY"). "TAX RETURN" means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents accompanying payments of estimated Taxes, or requesting or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

     Section 4.17. INTELLECTUAL PROPERTY. No Company Intellectual Property
Right owned, or to the knowledge of the officers of the Company leased, by the Company or any of its Subsidiaries is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or any of its Subsidiaries or restricting the licensing thereof by the Company or any of its Subsidiaries to any Person, except for any judgment, injunction, order, decree or agreement which would not reasonably be expected to have a Company Material Adverse Effect. Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has been a defendant in any action, suit, investigation or proceeding relating to, or otherwise has been notified in writing of, any alleged claim of infringement of any Intellectual Property Right of the Company or any of its Subsidiaries that, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have no outstanding material claim or suit for any continuing infringement by any other Person of any Company Intellectual Property Rights.

     Section 4.18. PERSONNEL MATTERS. (a) Section 4.18(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Employee Plan. Copies of each such Employee Plan and any amendments thereto have been furnished or made available to Buyer, and copies of, to the extent applicable, any related trust or funding agreements or insurance policies, amendments thereto, prospectuses or summary plan descriptions relating thereto and the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection therewith have been furnished or made available to Buyer. All employees and independent contractors of the Company and its Subsidiaries are employed or provide services within the United States.

     (b) As of December 31, 2003, the fair market value of the assets of each Employee Plan subject to Title IV of ERISA, excluding for these purposes any accrued but unpaid contributions, exceeded the present value of all benefits accrued under such Title IV Plan determined on a termination basis using the actuarial assumptions and valuations most recently used for the purpose of funding such Employee Plan. No "accumulated funding deficiency", as defined in Section 412 of the Code, has been incurred with respect to any Employee Plan subject to such Section 412, whether or not waived. No material "reportable event", within the meaning of Section 4043 of ERISA and no event described in
Section 4062 or 4063 of ERISA, has occurred in connection with any Employee Plan. Neither the Company nor any of its ERISA Affiliates has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Effective Time, (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (B) any liability under Section 4971 of the Code that in either case could reasonably be expected to become a liability of the Company or any Subsidiary or Buyer or any of its ERISA Affiliates after the Closing. No condition exists that could constitute grounds for termination by the Pension Benefit Guaranty Corporation of any Employee Plan that is subject to Title IV of ERISA. The assets of the Company and all of its Subsidiaries are not now, nor are they reasonably expected after the passage of time to be, subject to any material Lien imposed under Section 412(n) of the Code by reason of a failure of any of Seller, its Affiliates, the Company or any Subsidiary to make timely installments or other payments required under Section 412 of the Code.

     (c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or in the six years prior to the date hereof has contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

     (d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination would reasonably be expected to be revoked or not be reissued. The Company has made available to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that would reasonably be expected to result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

     (e) No Employee Plan exists that, as a result of the transactions contemplated by this Agreement (whether alone or in connection with other events), could result in the payment to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries of any money or other property or could result in the acceleration or provision of any other rights or benefits to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries, whether or not such payment, right or benefit would constitute a "parachute payment" within the meaning of Section 280G of the Code. No Employee Plan exists that could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 162(m) of the Code, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (f) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for former or current employees of the Company or its Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code or as otherwise required by applicable law.

     (g) There has been no amendment to, or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2003.

     (h) Neither the Company nor any of its Subsidiaries is or in the six years prior to the date hereof has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization. Furthermore, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no unfair labor practice charges or complaints, or representation claims or petitions, against the Company or any of its Subsidiaries pending before the National Labor Relations Board and (ii) there are no labor strikes, slowdowns or stoppages actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.

     (i) All contributions required to be made to any Employee Plan by applicable law or regulation or by any plan document for any period ending as of the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, are or will be fully accrued for and reflected as a liability on the most recent financial statements of the Company.

     (j) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the officers of the Company, threatened against or involving, any Employee Plan before any court or arbitrator or any Governmental Authority inside or outside the jurisdiction of the United States.

     (k) The Company and its Subsidiaries have complied with all applicable laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, and continuation coverage with respect to group health plans, except for such compliance the failure of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (l) Since December 31, 2003, neither the Company nor any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (ii) a "mass layoff" (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number (standing alone) to trigger application of any similar state or local law that could reasonably be expected to result in a material liability of the Company and its Subsidiaries.

     Section 4.19. ENVIRONMENTAL MATTERS. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse
Effect:

          (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the officers of the Company, is threatened by any Governmental Authority or other Person relating to or arising out of any Environmental Law;

          (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of
     1980) and all Environmental Permits; and

          (iii) there are no liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

     (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which any of the officers of the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Buyer at least two days prior to the date hereof.

     (c) For purposes of this Section 4.19, the terms "COMPANY" and "SUBSIDIARIES" shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

     Section 4.20. PROPERTY AND LEASES. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, the Company or one of its Subsidiaries (a) has good and marketable title to all real property assets, and good title to all other assets, in each case, reflected in the latest audited balance sheet included in such Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof which are listed on Section 4.20 of the Company Disclosure Schedule (except properties sold or otherwise disposed of since the date thereof listed on Section 4.20 of the Company Disclosure Schedule or sold after the date hereof in the ordinary course of business), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens on assets of Subsidiaries of the Company which are banks incurred in the ordinary course of their banking business and (iii) such imperfections or irregularities of title and Liens as do not materially affect the current use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as currently conducted, and (b) is the lessee of all leasehold real estate reflected in the latest audited financial statements included in such Company SEC Documents or acquired after the date thereof which are listed in Section 4.20 of the Company Disclosure Schedule (except for those leases that have expired by their terms since the date thereof, which are listed on Section 4.20 of the Company Disclosure Schedule, or that expire by their terms after the date hereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the knowledge of the officers of the Company, the lessor.

     Section 4.21. DERIVATIVE TRANSACTIONS. (a) Except as would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Bank Regulator or other regulatory authority with jurisdiction over the Company or any of its Subsidiaries, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and each of its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the officers of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder except for such breaches, violations or defaults that would reasonably be expected to have, individually or in the aggregate, a Company Material

Adverse Effect. The Company and its Subsidiaries have adopted policies and procedures consistent in all material respects with the publications of Governmental Authorities with respect to their derivatives program.

     (b) For purposes of this Section 4.20, "DERIVATIVE TRANSACTIONS" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided, that, for the avoidance of doubt, the term "Derivative Transactions" shall not include any Company Options.

     Section 4.22. BROKER/DEALER STATUS. (a) The Company's broker-dealer Subsidiaries (the "COMPANY B/DS") are duly registered as broker-dealers under the 1934 Act and are duly registered, licensed or qualified as broker-dealers in all jurisdictions where such registration, licensing or qualification is required in order to conduct its business, except where the failure to be so registered, licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each such registration, license or qualification is in full force and effect and in good standing. Each Company B/D is in good standing with the National Association of Securities Dealers. Each Company B/D and each of their managers, directors, officers, employees and registered persons with respect to their service has been, and is, in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto except for such failures to comply as would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect.

     (b) The Company and its Subsidiaries do not have any currently outstanding or previously communicated customer complaints (whether written or oral) that are currently subject to, or reasonably likely to result in or become subject to, any material litigation, arbitration or other proceeding, whether civil, governmental or otherwise.

     Section 4.23. ANTITAKEOVER STATUTES AND RIGHTS AGREEMENT. (a) No "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation or any similar provision in the Company's certificate of incorporation (including, without limitation, Articles Sixth, Tenth and Thirteenth) or bylaws is, or at the Effective Time will be, applicable to the shares of Company Common Stock or the capital stock of the Surviving Corporation, the Merger or the other transactions contemplated by this Agreement and neither Buyer, Merger

Subsidiary of any of Buyer's Affiliates will be deemed to be an "Interested Person" or "Related Person" thereunder. The Board of Directors of the Company has taken or caused to be taken all action so none of Buyer, Merger Subsidiary or any of Buyer's Affiliates will be prohibited from entering into a "business combination" with the Company or any of its Affiliates as an "interested stockholder" (in each case as such term is used in Section 203 of the DGCL), or will be an "Interested Person" or a "Related Person" under any provision of the Company's certificate of incorporation, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

     (b) The Company has taken all action necessary to (i) render the Rights issued pursuant to the terms of the Rights Agreement inapplicable to the Merger, this Agreement and the transactions contemplated hereby and (ii) ensure that (A) neither Buyer, Merger Subsidiary nor any of their Affiliates is an "Acquiring Person" (as defined in the Rights Agreement) and (B) none of a "Flip-over Transaction or Event", "Flip-in Date", "Separation Time" or "Stock Acquisition Date" (each as defined in the Rights Agreement) shall occur by reason of the approval or execution of this Agreement, the announcement or consummation of the Merger or the consummation of any of the other transactions contemplated by this Agreement.

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to the Company that:

     Section 5.01. CORPORATE EXISTENCE AND POWER. Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all Permits required to carry on its business as now conducted, except for those Permits the absence of which would not have, individually or in the aggregate, a Buyer Material Adverse Effect. Each of Buyer and Merger Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer has heretofore made available to the Company true and complete copies of the certificate of incorporation and bylaws of Buyer and Merger Subsidiary as currently in effect. Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

     Section 5.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Buyer, Merger Subsidiary, Holdings and their Affiliates. This Agreement is a valid and binding agreement of each of Buyer and Merger Subsidiary enforceable against Buyer and Merger Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception.

     Section 5.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger with respect to the Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which Buyer is qualified to do business, (ii) the Regulatory Applications,
(iii)compliance with any applicable requirements of the HSR Act, (iv) compliance with any applicable requirements of the 1934 Act and any other securities laws, whether state or foreign, and (v) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. As of the date of this Agreement, neither Buyer nor Merger Subsidiary knows of no reason why all regulatory approvals from any Governmental Authority required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

     Section 5.04. NON-CONTRAVENTION. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Buyer or Merger Subsidiary or the comparable governing instruments of any of Buyer's other Subsidiaries, assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Buyer or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Buyer or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Buyer and its Subsidiaries or result in the creation or imposition of any Lien on any asset of Buyer or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

     Section 5.05. SEC REPORTS; FINANCIAL STATEMENTS. (a) Buyer has made available to the Company (i) Holdings' annual reports on Form 20-F for its fiscal years ended December 31, 2003, 2002 and 2001, (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Holdings held since December 31, 2003, and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2003 (the documents referred to in this Section 5.05, collectively, the "HOLDINGS SEC DOCUMENTS"). Holdings has filed all reports, schedules, forms, statements and other documents (including exhibits, material agreements and other information incorporated therein) required to be filed by Holdings with the SEC since December 31, 2002.

     (b) As of its filing date, each Holdings SEC Document complied, and each such Holdings SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

     (c) As of its filing date (or, if amended or superceded by a filing prior to the date hereof, on the date of such filing), each Holdings SEC Document filed pursuant to the 1934 Act did not, and each such Holdings SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each Holdings SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     (e) Each of the consolidated balance sheets included in or incorporated by reference into the Holdings SEC Documents (including the related notes and schedules) filed prior to the date of this Agreement fairly presents, and, if filed after the date of this Agreement, will fairly present, the consolidated financial position of the Holdings and its consolidated Subsidiaries respective Subsidiaries, as of its date, and each of the consolidated statements of operations, cash flows and of changes in shareholders' equity included in or incorporated by reference into the Holdings SEC Documents (including any related notes and schedules) fairly presents, and, if filed after the date of this Agreement, will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of Holdings and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments in amounts consistent with past experience), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

     Section 5.06. DISCLOSURE DOCUMENTS. None of the information relating to Buyer or its Affiliates provided by Buyer or its Affiliates for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the stockholders vote on adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     Section 5.07. COMPLIANCE WITH LAWS AND COURT ORDERS. (a) Buyer and each of its Subsidiaries (i) is and has been in compliance with the terms of the Permits required to carry on its business as now conducted and (ii) is and has been in compliance with, and to the knowledge of Buyer is not under investigation with respect to and has not been threatened in writing or, to the knowledge of Buyer, otherwise been threatened, to be charged with or given written notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree (including, but not limited to, the USA PATRIOT Act of 2001), in each case, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

     (b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Buyer Material Adverse Effect, each of Buyer and its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Buyer, any of its Subsidiaries, or any director, officer or employee of Buyer or any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, either individually or in the aggregate, a Buyer Material Adverse Effect and, except as would not reasonably be expected to have, either individually or in the aggregate, a Buyer Material Adverse Effect, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

     Section 5.08. LITIGATION. There are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries or Affiliates, or (ii) litigations, arbitrations, investigations or other proceedings, or injunctions or final judgments relating thereto, pending or, to the knowledge of the officers of Buyer, threatened against Buyer or any of its Subsidiaries or Affiliates before any Governmental Authority, including, without limitation, the

Federal Reserve Board, the OCC or the FDIC, except in the case of either clause
(i) or (ii), for those that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. None of Buyer, any of its Subsidiaries or any of its Affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority which would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

     Section 5.09. FINDERS' FEES. Except for Goldman Sachs & Co., Merrill
Lynch, Pierce, Fenner & Smith, Incorporated and UBS Warburg whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from Buyer or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

     Section 5.10. FINANCING. Buyer has, or will have prior to the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the aggregate Merger Consideration and related fees and expenses.

                                   ARTICLE 6
                           COVENANTS OF THE COMPANY

      The Company agrees that:

     Section 6.01. CONDUCT OF THE COMPANY. Except as set forth in the corresponding section of the Company Disclosure Schedule or otherwise as expressly contemplated hereby, the Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the Effective Time (unless Buyer shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed), the business of it and its Subsidiaries shall be conducted in the ordinary course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of the Company and its Subsidiaries. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, the Company will not and will not permit its Subsidiaries to (unless Buyer shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed):

     (a) other than in the ordinary course of business consistent with past practice, issue any debt securities or otherwise incur, create or assume any indebtedness for borrowed money, including Federal Home Loan Bank borrowings (other than (i) short-term indebtedness incurred to support asset growth, to support deposit flows or to refinance short-term indebtedness and
(ii) indebtedness of the Company or any of its wholly owned Subsidiaries to the Company or any of its wholly owned Subsidiaries) or modify any of the terms of such outstanding indebtedness, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans, advances or renewals thereof in excess of $250,000,000;

     (b) (i) adjust, split, combine or reclassify any shares of its capital stock, (ii) make, declare or pay any dividend or make any other distribution on, whether payable in cash, stock, property or otherwise or (iii) directly or indirectly redeem, purchase or otherwise acquire for consideration, any shares of its capital stock or any securities or obligations convertible into (whether currently convertible or only convertible after the passage of time or the occurrence of certain events) or exchangeable for any shares of its capital stock except the acquisition of trading account shares and Trust Shares in the ordinary course of business and consistent with past practices. Notwithstanding the foregoing, the Company shall be entitled to (x) declare and pay a regular quarterly cash dividend on the Company Common Stock at a rate not in excess of $0.29 per share per quarter with usual record and payment dates for such dividends in accordance with the Company's past dividend practices, (y) permit direct or indirect Subsidiaries to declare and pay dividends to the Company or any of its direct or indirect wholly owned Subsidiaries, and (z) accept shares of Company Common Stock as payment of the exercise price of stock options or for withholding taxes incurred in connection with the exercise of Company Options or the vesting or satisfaction of Company Units in accordance with past practice and the terms of the applicable award documents or Company Equity Compensation Plans;

     (c) issue or sell any shares of capital stock or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, except (x) the issuance of capital stock upon the exercise or settlement of stock options or other equity rights or obligations under the terms of the applicable Company Option Plan or Company benefit plan in effect on the date hereof, (y) issuances by a wholly owned Subsidiary of the Company of its capital stock to its parent or to another wholly owned direct or indirect Subsidiary of the Company and (z) pursuant to the Rights Agreement or any renewal or replacement thereof;

     (d) sell, transfer, lease, assign, mortgage, encumber or otherwise dispose of any of its properties or assets that are material to the Company and its Subsidiaries, taken as a whole, to any Person other than a direct or indirect wholly owned Subsidiary (so long as no resulting internal reorganization or consolidation involving existing Subsidiaries would present a material risk to or any material delay in the receipt of all regulatory approvals required pursuant to Section 9.01(c)) or cancel, release or assign any indebtedness to any such Person that is material to the Company and its Subsidiaries, taken as a whole, or any claims held by any such Person that are material to the Company and its Subsidiaries, taken as a whole, except in each case, contemplated by this clause (d) in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

     (e) except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person other than a wholly owned direct or indirect Subsidiary of the Company; PROVIDED, HOWEVER, that the terms of this
Section 6.01(e) shall not apply to the Company's investment securities portfolio or gap position, each of which is expressly covered by Section 6.01(j);

     (f) except for transactions in the ordinary course of business consistent with past practice, enter into, terminate or renew, or make any material change or amendment to, any Material Contract;

     (g) (i) adopt, amend, renew or terminate any plan or policy or any agreement or arrangement between the Company or any of its Subsidiaries and one or more of its current or former employees, directors and independent contractors (including any collective bargaining, bonus, profit-sharing, equity or equity-based compensation, retirement, deferred compensation, severance or other plan, policy, agreement or arrangement), (ii) enter into, modify or renew any employment, consultancy, deferred compensation, severance, retirement or other similar agreement or arrangement with any employee, director or independent contractor of the Company or any of its Subsidiaries, (iii) pay any bonus to any of its employees, (iv) increase in any manner the compensation or fringe benefits of any employees, directors or independent contractors of the Company or its Subsidiaries or make any retirement-related payment not required by any existing plan, policy, agreement or arrangement to any such employees, directors or independent contractors or become a party to, amend or commit itself to any retirement, profit-sharing or welfare benefit plan, policy, agreement or arrangement, (v) grant any equity or equity-based compensation or
(vi) make any commitment to take any action described in clauses (i) through (v) above, other than (A) in the ordinary course of business, (B) as may be required by applicable law, including as a condition of continued tax qualification or
(C) as expressly contemplated by Section 7.03 (including Section 7.03 of the Company Disclosure Schedule referenced therein);

     (h) settle or compromise any material pending or threatened claim, action or proceeding, except in the ordinary course of business consistent with past practice, against the Company or any of its Subsidiaries or which relates to this Agreement, the Merger or any of the other transactions contemplated hereby;

     (i) amend its Certificate of Incorporation or other governance documents, or adopt any resolution granting dissenters' rights or permit any Subsidiary to enter into a plan of consolidation, merger or reorganization with any Person other than a wholly owned Subsidiary of the Company;

     (j) other than in the ordinary course of business consistent with past practice and after consultation with Buyer, restructure or materially change its investment securities portfolio, its hedging strategy or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or materially increase the credit risk associated with its market making activities;

     (k) enter into any new line of business that is material to the Company and its Subsidiaries, taken as a whole;

     (l) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith, other than in the ordinary course of business consistent with past practice;

     (m) make any individual extension of credit (including pursuant to equipment leases), other than to an executive officer or director of the Company, in excess of $15,000,000;

     (n) implement or adopt any change to its financial accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company's independent accountants where Buyer has been notified in advance of such changes;

     (o) knowingly commit any act or omission which constitutes a material breach or default by the Company or any of its Subsidiaries under any agreement with any Governmental Authority;

     (p) take any action that is intended or reasonably expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 9 not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

     (q) (with respect to the Company only) amend, or redeem the rights issued under, the Rights Agreement or otherwise take any action to exempt any Person (other than Buyer or its Affiliates) or any action taken by any Person (other than Buyer and its Affiliates) from the Rights Agreement or any state takeover statute or similarly restrictive provisions of its organizational documents;

     (r) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby;

     (s) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

     (t) other than in the ordinary course of business consistent with past practice: (A) make or change any material Tax election, (B) adopt or change any material method of tax accounting, (C) file any materially amended material Tax Return or material claim for a Tax refund, (D) enter into any material closing agreement, or (E) settle or compromise any material Tax claim or Tax liability, in each case, except as required by applicable law; and

     (u) agree to, or make any commitment to, take or authorize, any of the foregoing.

     Section 6.02. STOCKHOLDER MEETING; PROXY MATERIAL. The Company shall cause a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 6.04(b), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. In connection with such meeting, the Company shall (i) as promptly as practicable prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and
(iii) otherwise comply with all legal requirements applicable to such meeting.

     Section 6.03. ACCESS TO INFORMATION. From the date hereof until the Effective Time and subject to applicable law and the Confidentiality Agreement dated as of April 18, 2004, as amended, between the Company and Buyer (the "CONFIDENTIALITY AGREEMENT"), the Company shall, and shall cause its Subsidiaries to, (i) upon reasonable notice, give to Buyer and its Representatives, access to the offices, properties, contracts, commitments, books and records of the Company and its Subsidiaries, (ii) furnish to Buyer and its Representatives such financial and operating data and other information regarding the Company and its Subsidiaries as such Persons may reasonably request, (iii) furnish to Buyer and its Representatives a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which the Company is not permitted to disclose under applicable law) and make available each periodic report to the Company's senior management, (iv) upon reasonable notice, make available members of the Company's senior management and other employees,
(v) instruct its Representatives and the Representatives of its Subsidiaries to cooperate with Buyer in its investigation and (vi) provide to Buyer copies of the materials provided to its credit committee in respect of all extensions of credit in excess of $10 million on or about the date such materials are provided to such committee. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the

Company's customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement, PROVIDED THAT, throughout the period prior to the Effective Time, the Company shall use its reasonable best efforts to obtain waivers from Persons who are parties to such agreements in order for Buyer to be provided reasonable access to such agreements. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

     Section 6.04. ACQUISITION PROPOSALS. (a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant ("REPRESENTATIVES") retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to
(a) a merger, reorganization, share exchange, consolidation or similar transaction involving the Company, (b) any purchase of an equity interest representing an amount equal to or greater than a 20% voting or economic interest in the Company or (c) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 20% of the consolidated assets of the Company and its Subsidiaries taken as a whole (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL").

     (b) The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries' employees, agents and Representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from:

          (i) complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the 1934 Act with regard to an Acquisition Proposal; PROVIDED, HOWEVER, that, if such disclosure has the effect of withdrawing, modifying or qualifying the recommendation to the Company's stockholders referred to in Section 6.02 hereof in a manner adverse to Buyer or the approval of this Agreement by the Board of Directors of the Company, Buyer shall have the right to terminate this Agreement to the extent set forth in Section 10.01(c)(i) of this Agreement; and

          (ii) at any time prior to, but not after, the time this Agreement is adopted by the stockholders of the Company, (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal, if the Board of Directors of the Company receives from the Person so requesting such information an executed confidentiality agreement (other than standstill provisions) on customary terms; (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors of the Company receives from such Person an executed confidentiality agreement (other than standstill provisions) on customary terms; or (C) recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company, IF AND ONLY TO THE EXTENT THAT, (x) in each such case referred to in clause (A), (B) or (C) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law, (y) in each case referred to in clause (B) or (C) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside counsel) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal, the likelihood of obtaining financing, and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement taking into account any change in proposal proposed by Buyer; and (z) in the case of clause (C), Buyer shall have had written notice of the Company's intention to take the action referred to in clause (C) at least three business days prior to the taking of such action by the Company; provided, that any more favorable Acquisition Proposal referred to in clause (B) or
     (C) above must involve 50% rather than the 20% used in the definition of Acquisition Proposal. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal.

     (c) The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in Section 6.04(a) of the obligations undertaken in this Section 6.04. The Company agrees that it will notify Buyer promptly, but in any event within 48 hours if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Buyer informed on a current basis, and, in any event, within 48 hours of any changes in the status and terms of any such proposals or offers, including whether any such proposal has been withdrawn or rejected. The Company also agrees to provide any information to Buyer that it is providing to another Person pursuant to this Section 6.04 at substantially the same time it provides it to such other Person and that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of a transaction with the Company to return all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of it or any of its Subsidiaries. The Company agrees promptly, but in any event, within five days after the date of this Agreement, to request the return or destruction of all information and materials provided prior to the date of this Agreement by it, its Affiliates or their respective Representatives with respect to the consideration or making of any Acquisition Proposal.

     (d) Notwithstanding anything herein that may be deemed to be to the contrary, nothing contained in this Section 6.04 shall relieve the Company of its obligation to call and hold the Company Stockholder Meeting, and hold a vote of its stockholders, pursuant to Section 6.02.

     Section 6.05. TRANSITION COMMITTEE. In order to facilitate the planning for the integration of the operations of the Company and Buyer and their Subsidiaries as promptly as possible following the Effective Time, the Company shall, and shall cause its Subsidiaries to, consult with Buyer on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition, and does not conflict with Section 6.06 of this Agreement. Immediately upon the execution of this Agreement, the Company and Buyer shall establish a transition committee, consisting of three representatives designated by the Company and three representatives designated by Buyer (the "TRANSITION COMMITTEE"). During the period from the date of this Agreement to the Effective Time, the Transition Committee will (i) confer on a regular and continued basis regarding the general status of the ongoing operations of the Company and its Subsidiaries, and the status of the development and implementation of a system conversion plan, and (ii) communicate and consult with its members with respect to (x) the manner in which the business of the Company and its Subsidiaries are conducted, (y) branch alignment, and (z) audit and accounting procedures and policies including, without limitation, conforming the Company's policies regarding loan loss reserve calculation to those of the Buyer and compliance and remedial actions, in each case to the extent consistent with applicable laws, including laws regarding the exchange of information and other laws regarding competition.

     Section 6.06. CONTROL OF OTHER PARTY'S BUSINESS. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its Subsidiaries' operations.

     Section 6.07. ALCO MANAGEMENT. Except as otherwise required by applicable law or regulation, the Company and its Subsidiaries agree to manage their assets and liabilities in accordance with Company's asset and liability management policy as in effect on the date hereof, unless otherwise reasonably agreed by the parties. Neither the Company nor any of its Subsidiaries shall materially amend or modify such policy or policies without express written consent of Buyer, which consent will not be unreasonably withheld or delayed. The Company and Buyer agree to consult on investment and funding programs and policies to be administered by the Company's Subsidiaries.

     Section 6.08. BRANCH INCENTIVE PLAN; OTHER PRODUCTS. The Company agrees that it will consult and reasonably cooperate with Buyer in the development and implementation of policies and programs to incent management and branch staff of the Company and its Subsidiaries and, following the execution and delivery of this Agreement, the Company and Buyer will adopt and implement an incentive plan for management and branch staff of the Company and its Subsidiaries ("BRANCH INCENTIVE PLAN") on such terms and conditions as may be mutually agreed upon by the Company and Buyer and set forth in the Branch Incentive Plan. The Branch Incentive Plan shall include, as may be mutually agreed upon, among other things, other initiatives designed to incentivize management and branch staff to increase the deposit and customer base of the Company and its Subsidiaries through the period of the system conversion. The parties shall also consult and reasonably cooperate regarding similar matters relating to the Company's loan production offices. More generally, Buyer and the Company shall consult with each other on the introduction of products and services not currently offered by the Company which Buyer would expect to make available to customers following the Effective Time; provided that nothing herein shall obligate the Company to offer any such products or services prior to the Effective Time.

     Section 6.09. CHARITABLE CONTRIBUTIONS. At least two days prior to the Effective Time, the Company shall contribute to a newly-established subaccount of Buyer's existing charitable foundation (the "BUYER'S FOUNDATION") established for the benefit of the markets served by the Company, an amount equal to $40,000,000 (the "CONTRIBUTION AMOUNT"); PROVIDED that, each non-executive director of the Company (a "NON-EXECUTIVE DIRECTOR") shall be entitled to direct a portion of the Contribution Amount equal to $180,000, such donation to be made by the Buyer's Foundation in the name of such Non-Executive Director, to a charitable organization or tax-exempt entity under Section 501(c)(3) of the Code (reasonably satisfactory to the Buyer's Foundation) located in a market served by the Company. Buyer agrees that if the Merger is not consummated for any reason, Buyer shall reimburse the Company for such amounts previously contributed by the Company to such charitable foundation within two Business Days of termination.

                                   ARTICLE 7
                              COVENANTS OF BUYER

      Buyer agrees that:

     Section 7.01. OBLIGATIONS OF MERGER SUBSIDIARY. Buyer shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     Section 7.02. DIRECTOR AND OFFICER LIABILITY. Buyer shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

     (a) From and after the Effective Time, the Surviving Corporation shall, any Buyer shall cause the Surviving Corporation to, indemnify and hold harmless the present and former officers and directors of the Company and any of its Subsidiaries (each an "INDEMNIFIED PERSON") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, based in whole or in part on or arising in whole or in part out of the fact that such Indemnified Person is or was such a director or officer, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the fullest extent permitted by Delaware Law or any other applicable laws or provided under the Company's certificate of incorporation and bylaws in effect on the date hereof (including the advancement of expenses); provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

     (b) For a period of six years after the Effective Time, the Surviving Corporation shall, and Buyer shall cause the Surviving Corporation to, provide officers' and directors' liability insurance in respect of actual or alleged acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount and conditions no less favorable than those of such policy in effect on the date hereof; provided that, in satisfying its obligation under this Section 7.02(b), the Surviving Corporation shall not be obligated to pay annual premiums in excess of 250% of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Buyer prior to the date hereof (such 250% amount, the "MAXIMUM ANNUAL PREMIUM"); PROVIDED, FURTHER, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. In addition, the Company may (after consultation with Buyer) purchase a six-year "tail" prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Persons than the existing directors' and officers' liability insurance maintained by the Company; provided, that the aggregate amount paid by the Company shall not exceed the Maximum Annual Premium. If such "tail" prepaid policies have been obtained by the Company prior to the Closing, the Surviving Corporation shall, and Buyer shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations under this Section 7.02(b) shall terminate.

     (c) If Buyer, the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

     (d) The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person and his or her heirs and representatives.

     Section 7.03. BENEFIT PLANS. () From the Effective Time through December 31, 2004 (the "BENEFITS TRANSITION DATE"), Buyer shall, or shall cause the Surviving Corporation to, provide the employees of the Company and its Subsidiaries as of the Effective Time (the "COVERED EMPLOYEES") with employee benefits and compensation plans, programs and arrangements that are substantially similar, in the aggregate, to the employee benefits and compensation plans, programs and arrangements (other than any Company Equity Compensation Plans) provided by the Company or its Subsidiaries, as the case may be, to such employees immediately prior to the Effective Time. From and after the Benefits Transition Date, Buyer shall, or shall cause the Surviving Corporation to, provide the Covered Employees with employee benefits and compensation plans, programs and arrangements that are equivalent to those provided to similarly situated employees of Buyer and its other Subsidiaries. Notwithstanding the foregoing:

          (i) from and after the Benefits Transition Date, Buyer shall be required to cause the Surviving Corporation to provide the Covered Employees who meet the age and service requirements under the Buyer Pension Plan (taking into account for these purposes service with the Company or any of its Subsidiaries (or their predecessor entities)) with benefits under such plan in accordance with the benefits formula as in effect for employees hired after December 31, 2003 only if, prior to the Benefits Transition Date, Buyer has not announced to employees of Buyer and its other Subsidiaries Buyer's intention to terminate or freeze such plan;

          (ii) from and after the Effective Time, Buyer's obligation under the first two sentences of this Section 7.03(a) with respect to retiree medical care shall be satisfied by maintaining (or causing the Surviving Corporation to maintain) a retiree medical plan for the benefit of current and former employees of the Company and its Subsidiaries that is no less favorable than the retiree medical plan in effect at the Company, as described in Section 7.03 of the Company Disclosure Schedule; and

          (iii) a Covered Employee who is terminated without cause (definition to be mutually agreed to between the Company and Buyer prior to the Effective Time) during the period commencing at the Effective Time and ending on the first anniversary thereof shall be entitled to receive the severance payments and benefits under the severance arrangement described in Section 7.03 of the Company Disclosure Schedule (without amendment during such one-year period following the Effective Time), subject to his or her execution of a general release mutually agreed to by the Company and Buyer and the expiration of any attorney consultation, revocation or similar period required by applicable law.

     (b) From and after the Effective Time, Buyer shall, or shall cause the Surviving Corporation to, (i) provide all Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Buyer or the Surviving Corporation in which Covered Employees are eligible to participate (subject to the last sentence of Section 7.03(a)), for all periods of employment with the Company or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time and with the Surviving Corporation and any of its Affiliates on and after the Effective Time, (ii) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Buyer or the Surviving Corporation to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employee participated immediately prior to the Effective Time or Benefits Transition Date, as applicable, and (iii) give the Covered Employees and their eligible dependents credit for the plan year in which the Effective Time (or commencement of participation in a plan of Buyer or the Surviving Corporation) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in a plan of Buyer or the Surviving Corporation).

     (c) From and after the Effective Time, Buyer shall, or shall cause the Surviving Corporation to, honor all accrued and vested benefit obligations to and contractual rights of current and former employees, directors or independent contractors of the Company and its Subsidiaries to the extent disclosed in
Section 4.18(a) of the Company Disclosure Schedule. From and after the Effective Time, Buyer shall, or shall cause the Surviving Corporation to, take all necessary action to effectuate the obligations set forth in Section 7.03 of the Company Disclosure Schedule.

     Section 7.04. CONDUCT OF BUYER AND MERGER SUBSIDIARY. Buyer and Merger Subsidiary, from the date of this Agreement until the Effective Time, will not and will not permit its Subsidiaries to (unless the Company shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed):

     (a) take any action that is intended or reasonably expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 9 not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

     (b) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby; and

     (c) agree to, or make any commitment to, take or authorize, any of the foregoing.

                                   ARTICLE 8
                      COVENANTS OF BUYER AND THE COMPANY

      The parties hereto agree that:

     Section 8.01. REASONABLE BEST EFFORTS. (a) Subject to the terms and conditions of this Agreement, the Company and Buyer shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this

     Agreement. The Company and Buyer shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company and Buyer, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority as contemplated by clauses (i) and (ii) of the immediately preceding sentence in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable.

     (b) In furtherance and not in limitation of the foregoing, (i) each of Buyer and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby that are not exempt from such filing pursuant to Sections 18a(c)(7) and 18a(c)(8) of the HSR Act as promptly as practicable and in any event within 10 Business Days of the date hereof and (ii) Buyer shall use its reasonable best efforts to make or file within 30 days of the date hereof the Regulatory Applications and all other applications, notices, requests for authorization or other documents with the appropriate federal or state bank regulatory authorities necessary to consummate the Merger and the other transactions contemplated by this Agreement and, in each case, Buyer and/or the Company, as the case may be, shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or in connection with any Regulatory Applications or other applications or notices made pursuant to clause (ii) and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or in connection with any Regulatory Applications or other applications or notices made pursuant to clause (ii) as soon as practicable.

     Section 8.02. PREPARATION OF COMPANY PROXY STATEMENT. (a) The Company and Buyer shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

     (b) Buyer and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement before such document (or any amendment thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by such party and its counsel. The Company shall provide Buyer and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Company

Proxy Statement promptly after receipt of those comments or other communications and Error! Bookmark not defined. a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

     Section 8.03. PUBLIC ANNOUNCEMENTS. Buyer and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law, order of a court of competent jurisdiction or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

     Section 8.04. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     Section 8.05. NOTICES OF CERTAIN EVENTS. Each of the Company and Buyer shall promptly notify the other of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any material notice or other material communication from any court, administrative agency or commission or other Governmental Authority, whether domestic, foreign or supranational, in connection with the transactions contemplated by this Agreement; and

     (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.09, 4.10, 4.11, 4.13, 4.16, 4.17, 4.18, 4.19, 4.21, 5.07 or 5.08, as
the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

PROVIDED that, any failure to comply with this Section 8.05 shall not constitute the failure of any condition set forth in Article 9 to be satisfied unless the underlying matter would independently result in the failure of a condition set forth in Article 9 to be satisfied.

                                   ARTICLE 9
                           CONDITIONS TO THE MERGER

     Section 9.01. CONDITIONS TO OBLIGATIONS OF EACH PARTY. The obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver on or prior to Closing of the following conditions:

     (a) this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law;

     (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

     (c) (i) the Federal Reserve Board shall have approved Buyer's Section 3 application to approve the Merger and all other Regulatory Applications required to complete the Merger shall have been made and the related consents and approvals necessary to complete the Merger received and (ii) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated.

     Section 9.02. CONDITIONS TO THE OBLIGATIONS OF BUYER AND MERGER SUBSIDIARY. The obligations of Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver on or prior to Closing of the following further conditions:

     (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true at and as of the Effective Time as if made at and as of such time except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date and, in each case, except for breaches with respect to all representations and warranties that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (it being agreed that, for purposes of this Section 9.02(a)(ii), the representations and warranties of the Company contained in this Agreement shall be deemed to have been made without any qualifications as to materiality and, accordingly, references to "material", "Company Material Adverse Effect", "in all material respects" and similar qualifications as to materiality shall be deemed to be deleted therefrom) and (iii) Buyer shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company to the foregoing effect; and

     (b) there shall not have been any action taken, or any statute, rule, regulation order or decree enacted, entered, enforced or deemed applicable to the Merger by any government or Governmental Authority of competent jurisdiction, domestic, foreign or supranational, making illegal or prohibiting the consummation of the Merger, or otherwise imposing any condition or restriction in connection with the Merger that would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Buyer and its Subsidiaries, taken as a whole, after the Effective Time.

     Section 9.03. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver on or prior to Closing of the following conditions: (i) each of Buyer and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date and (iii) the Company shall have received a certificate signed by an officer of Buyer to the foregoing effect.

                                   ARTICLE 10
                                  TERMINATION

     Section 10.01. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

     (a) by mutual written agreement of the Company and Buyer; or

     (b) by either the Company or Buyer, if:

          (i) the Merger has not been consummated on or before May 1, 2005 (the "END DATE"); PROVIDED that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement shall have proximately contributed to the occurrence of the failure of the Merger to be consummated by such time;

          (ii) (A) there shall be any United States law or regulation that makes consummation of the Merger illegal or otherwise prohibited, (B) any judgment, injunction, order or decree of any court or Governmental Authority having competent jurisdiction enjoining the Company or Buyer from consummating the Merger is entered and such judgment, injunction, decree or order shall have become final and nonappealable or (C) any Governmental Authority that must approve a Regulatory Application required to complete the Merger has denied approval of the Merger and such denial has become final and nonappealable; PROVIDED that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement shall have proximately contributed to the entering of such judgment, injunction, order or decree; or

          (iii) this Agreement shall not have been approved and adopted in accordance with Delaware Law by the Company's stockholders at the Company Stockholder Meeting (or any adjournment thereof) following the vote of such stockholders thereat; or

          (c) by Buyer, if:

               (i) at any time prior to the adoption and approval of this Agreement by the Company's stockholders, the Board of Directors of the Company shall have (A) failed to make or withdrawn, or modified in a manner adverse to Buyer, its approval or recommendation of this Agreement or the Merger, (B) approved, recommended or endorsed any Acquisition Proposal or (C) materially breached its obligations to call the Company Stockholder Meeting or hold the vote of the Company's stockholders, in each case, in accordance with Section 6.02; or

               (ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

     (d) by the Company, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03 not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

     Section 10.02. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; PROVIDED that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this
Section 10.02 and Sections 11.04, 11.05, 11.06, 11.07, 11.08, 11.09, 11.10 and
11.11 shall survive any termination hereof pursuant to Section 10.01.

                                   ARTICLE 11
                                 MISCELLANEOUS

     Section 11.01. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

     if to Buyer or Merger Subsidiary, to:

          Citizens Financial Group, Inc.
          One Citizens Plaza
          Providence, Rhode Island 02903-1339
          Attention:     Lawrence K. Fish,
                         Chairman, President and Chief Executive Officer
          Facsimile No.: (401) 455-5921

      with a copy to:

           Citizens Financial Group, Inc.
           28 State Street
           Boston, Massachusetts 02109
           Attention:     Joel J. Brickman
                          Senior Vice President, Secretary and General Counsel
                          Facsimile No.: (617) 725-5620

      and a copy to:

           The Royal Bank of Scotland Group PLC
           42 St. Andrew Square
           Edinburgh, Scotland
           EH2 2YE
           Attention:     Company Secretary
           Facsimile No.: +44-(0)131-557-6140
      and a copy to:

           Davis Polk & Wardwell
           450 Lexington Avenue
           New York, New York 10017
           Attention:     John J. McCarthy, Jr.
           Facsimile No.: (212) 450-4899

      and a copy to:

           Goodwin Procter LLP
           Exchange Place
           Boston, Massachusetts 02109
           Attention:     Regina M. Pisa
           Attention:     Gregory J. Lyons
           Facsimile No.: (617) 523-1231

      if to the Company, to:

           Charter One Financial, Inc.
           Charter One Bank Building
           1215 Superior Avenue
           Cleveland, Ohio 44114
           Attention:     Robert J. Vana
                          Chief Corporate Counsel
           Facsimile No.: (216) 566-1465

      with a copy to:

           Wachtell, Lipton, Rosen & Katz LLP
           51 West 52nd Street
           New York, New York 10019
           Attention:     Edward D. Herlihy
           Facsimile No.: (212) 403-2000
      with a copy to:

           Silver, Freedman & Taff, L.L.P.
           1700 Wisconsin Avenue, N.W.
           Washington, District of Columbia 20007
           Attention:     Barry P. Taff
           Facsimile No.:  (202) 337-5502

      if to Holdings, to:

           The Royal Bank of Scotland Group PLC
           42 St. Andrew Square
           Edinburgh, Scotland
           EH2 2YE
           Attention:     Company Secretary
           Facsimile No.: +44-(0)131-557-6140

      and a copy to:

           Davis Polk & Wardwell
           450 Lexington Avenue
           New York, New York 10017
           Attention:     John J. McCarthy, Jr.
           Facsimile No.: (212) 450-4899

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

     Section 11.02. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Sections 7.02, 7.03, 8.04 and 11.05 through 11.11.

     Section 11.03. AMENDMENTS AND WAIVERS. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; PROVIDED that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Company Common Stock.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 11.04. EXPENSES. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     (b) In the event that after the date hereof, an Acquisition Proposal shall have been publicly made or, after the date hereof, any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and thereafter this Agreement is terminated by either Buyer or the Company pursuant to Section 10.01(b)(iii) or by Buyer pursuant to Section 10.01(c)(i):

          (i) then the Company shall promptly, but in no event later than two Business Days after the date of such termination, pay to Buyer all of the charges and expenses actually incurred by Buyer and its Affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $40,000,000 (the "EXPENSES") payable by wire transfer of same day funds; and

          (ii) if, within 15 months after such termination (A) any Third Party has entered into an agreement (x) to, directly or indirectly, acquire by purchase, merger, consolidation, sale, assignment, lease, transfer or similar business combination, in one transaction or any related series of transactions, 50% or more of the voting power of the outstanding securities of the Company, or ownership or control of 50% or more of the consolidated assets of the Company or (y) with respect to any transaction or series of related transactions after which stockholders of the Company immediately prior to the consummation of such transaction or transactions would cease to own directly or indirectly at least 50% of the voting power of the outstanding securities of the Company (or of another Person that directly or indirectly would own all or substantially all the assets of the Company) immediately following such transaction in the same proportion as they owned prior to the consummation of such transaction, or (B) there has been consummated any such merger, consolidation or similar business combination or any such sale, assignment, lease or transaction between the Company or one of its Subsidiaries and any Third Party, then the Company shall, promptly following such event, but in no event later than two business days after such event, pay Buyer an aggregate termination fee of $500,000,000 (the "TERMINATION FEE") payable by wire transfer of same day funds.

     (c) Upon the payment of the Termination Fee and the Expenses, the Company shall have no further liabilities or obligations under Section 11.04(b). The Company acknowledges that the agreements contained in Section 11.04(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to
Section 11.04(b), and, in order to obtain such payment, Buyer commences a suit that results in a judgment against the Company for the fee set forth in Section 11.04(b) or any portion of such fee, the Company shall pay to Buyer its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment.

     Section 11.05. BINDING EFFECT; BENEFIT; THIRD PARTY BENEFICIARIES; ASSIGNMENT. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.02, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except with respect to the Indemnified Persons as provided in Section 7.02 or as expressly provided in
Section 7.03 of the Company Disclosure Schedule, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Buyer or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates, the right to enter into the transactions contemplated by this Agreement to the extent provided in Section 3.01, but any such transfer or assignment shall not relieve Buyer or Merger Subsidiary of its obligations hereunder.

     Section 11.06. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

     Section 11.07. JURISDICTION. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

     Section 11.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 11.09. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

     Section 11.10. ENTIRE AGREEMENT; INTERPRETATION. (a) This Agreement and the Confidentiality Agreement (the "TRANSACTION AGREEMENTS") constitute the entire agreement between the parties with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of the Transaction Agreements.

     (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

     (c) Each party hereto has or may have set forth information in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Company Disclosure Schedule or the Buyer Disclosure Schedule need not be set forth in any other section of the Company Disclosure Schedule or the Buyer Disclosure Schedule so long as its relevance to such other section of the Company Disclosure Schedule or the Buyer Disclosure Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The fact that any item of information is disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis

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for interpreting the terms "material", "Company Material Adverse Effect",
"Buyer Material Adverse Effect" or other similar terms in this Agreement.

     Section 11.11. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 11.12. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

     Section 11.13. LIABILITY FOR PAYMENT OF MERGER CONSIDERATION. (a) Holdings hereby agrees to be jointly and severally liable for the payment of the Merger Consideration on the terms and subject to the conditions specified in this Agreement and any payment obligation arising as a result of a breach of this Agreement prior to the Effective Time by Buyer and Merger Subsidiary.

     (b) Holdings represents and warrants that (i) the execution, delivery and performance by Holdings of this Agreement and the provisions hereof are within the corporate powers of Holdings and have been duly authorized by all necessary corporate action on the part of Holdings, (ii) this Agreement is the valid and binding obligation of Holdings enforceable against Holdings in accordance with its terms, subject to the Bankruptcy and Equity Exception, and (iii) the execution, delivery and performance by Holdings of this Agreement and the performance by Holdings of its obligations hereunder require no action by or in respect of, or filing with, any Governmental Authority, domestic, foreign or supranational, or any consent of any third party other than, with respect to the payment of the Merger Consideration, the actions, filings and consents specified in Sections 4.03 and 4.04.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                               CHARTER ONE FINANCIAL, INC.


                               By:     /s/ Charles J. Koch
                                    --------------------------
                                    Name:  Charles J. Koch
                                    Title: Chairman, President and
                                           Chief Executive Officer


                               CITIZENS FINANCIAL GROUP, INC.


                               By:     /s/ Lawrence K. Fish
                                    --------------------------
                                    Name:  Lawrence K. Fish
                                    Title: Chairman, President and
                                           Chief Executive Officer

                               CARDINAL ACQUISITION CORP.


                               By:     /s/ Lawrence K. Fish
                                    --------------------------
                                    Name:  Lawrence K. Fish
                                    Title: President

                               THE ROYAL BANK OF SCOTLAND
                                  GROUP PLC


                               By:     /s/ Miller Roy McLean
                                    --------------------------
                                    Name:  Miller Roy McLean
                                    Title: Group Secretary and
                                           General Counsel